Exhibit 99.1

EDDIE BAUER FILES FOR CHAPTER 11 BANKRUPTCY PROTECTION;

ENTERS INTO BID AGREEMENT WITH PRIVATE EQUITY FIRM

THAT PLANS TO CONTINUE OPERATIONS

Partner CCMP Capital Plans to Maintain Business as a Going Concern

All Stores Open and Serving Customers

Secures DIP Financing Commitment of $100 Million

To Support Ongoing Business Needs

SEATTLE, June 17, 2009 – Eddie Bauer Holdings, Inc. (NASDAQ: EBHI) (“the Company”) today announced that it has voluntarily initiated proceedings under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court in Delaware and under the Companies’ Creditors Arrangement Act (CCAA) in Canada in the Ontario Superior Court of Justice (Commercial List), and is pursuing a sale process under Section 363 of the Bankruptcy Code and under the CCAA.

The Company has entered into an asset purchase agreement with an affiliate of CCMP Capital Advisors, LLC (“CCMP Capital”) to buy the Company’s assets through a bankruptcy process, subject to an auction and Bankruptcy Court approval, for $202 million in cash, with working capital and similar adjustments. CCMP Capital, a global private equity firm with significant experience in the retail and consumer sectors, intends to operate the business as a going concern with little or no long-term debt. CCMP Capital has agreed to:

•	Keep the majority of the stores open and retain the majority of the employees;

•	Support Company motions to maintain critical vendor relationships and payments; and

•	Support Company motions to honor gift cards and the Company’s loyalty reward program.

The sale process is expected to enable a sale of the business to CCMP Capital or any higher and better bidder approved by the Court on an accelerated basis, thereby transforming the business into a financially stronger entity with substantially less debt and a better position for the future. The Company currently anticipates completing the sale process in 60 days or less.

All of the Company’s operations, including its 371 stores, catalog operations and its online sites (www.eddiebauer.com and www.firstascent.com) are open and serving customers. The Company plans to conduct business as usual through the process and has asked for court approval to continue paying product vendors and employees as usual. The Company intends to honor customer gift cards, returns and loyalty program points.

Neil Fiske, President and Chief Executive Officer of Eddie Bauer, said, “Eddie Bauer is a good company with a great brand and a bad balance sheet. This process will allow the business to emerge with far less debt, positioned for growth as the economy recovers and as our new products gain traction. We expect this process to be completed very quickly, protecting our employees and critical vendor partners every step of the way.

“We have made good progress on our turnaround strategy of returning Eddie Bauer to its heritage as an active outdoor brand and have exciting new product launches on the way to market, including First Ascent, our return to expedition-grade outerwear and gear. Unfortunately, a crushing debt burden placed on the Company from the Spiegel reorganization in 2005, combined with the severe, prolonged recession, have left us with no choice but to use this process to reduce the debt load on the business.” For additional background, a statement from Mr. Fiske is attached.

The Company has secured a commitment from its existing revolving credit lenders, Bank of America, N.A., GE Capital Corporation and CIT Group/Business Credit, Inc. for so-called Debtor-in-Possession (DIP) financing of $90 on an interim basis and $100 million based on final court order, which it believes will provide ample liquidity to meet its ongoing obligations during the sale process.

In April 2009, the Company negotiated an amendment with its senior term loan lenders that provided short-term relief on its loan covenants. The Company explored various paths for restructuring its balance sheet, but was ultimately unable to reach an agreement.

The Company has filed customary “First Day” motions seeking Bankruptcy Court approval of various types of relief designed to support its employees, customers and suppliers during the sale process, including motions to allow the Company to continue to pay suppliers under normal terms for goods and services; to pay its employees in the usual manner and to continue without disruption their primary benefits; and to continue the Company’s customer programs including its gift card, merchandise return, Friends and other programs.

The Company’s legal advisor is Latham & Watkins LLP; its financial advisor is Peter J. Solomon Company; and its restructuring advisor is Alvarez & Marsal. CCMP Capital’s legal advisor is Weil, Gotshal & Manges LLP.

Additional information on the restructuring is available on the Company’s website at http://investors.eddiebauer.com.

About Eddie Bauer

Established in 1920 in Seattle, Eddie Bauer is a specialty retailer that sells outerwear, apparel and accessories for the active outdoor lifestyle. The Eddie Bauer brand is a nationally recognized brand that stands for high quality, innovation, style and customer service. Eddie Bauer products are available at 371 stores throughout the United States and Canada, through catalog sales and online at www.eddiebauer.com. Eddie Bauer participates in a joint venture in Japan and has licensing agreements across a variety of product categories.

About CCMP Capital

CCMP Capital Advisors, LLC is a leading global private equity firm specializing in buyouts and growth equity investments in companies ranging from $500 million to more than $3 billion in size. CCMP Capital focuses on four primary industries: Consumer, Retail and Services; Energy; Healthcare Infrastructure; and Industrial. Selected consumer and retail investments have included: Cabela’s, Guitar Center, 1-800-flowers.com,

Quiznos, Pinnacle Foods and Crosstown Traders. CCMP Capital’s founders have invested over $12 billion since 1984. CCMP Capital’s latest fund, CCMP Capital Investors II, L.P., closed in September 2007 with commitments of $3.4 billion.

CCMP Capital has offices in New York, Houston and London. Through active management, its global resources and its powerful value creation model, CCMP Capital has established a reputation as a world-class investment partner. For more information, please visit www.ccmpcapital.com. CCMP Capital is a registered investment adviser with the Securities and Exchange Commission.

SAFE HARBOR STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” qualifiers such as “preliminary”, and similar expressions. Forward-looking statements are not guarantees of future events, and the Company can provide no assurance that such statements will be realized. The Company can provide no assurance that events in the future will not negatively impact the Company’s available liquidity, including through debtor-in-possession lender-imposed reserves. Forward-looking statements contained in this press release are based on estimates and assumptions, which assumptions and estimates may prove to be inaccurate, and involve risks and uncertainties. Actual results may differ from those contemplated by such forward-looking statements as a result of a variety of factors, including a continued downturn in the national and global economies; unwillingness of the Company’s vendors to accept orders or supply goods on acceptable terms; changes in consumer confidence and consumer spending patterns; the Company’s inability to effectuate the proposed turnaround of Eddie Bauer as a premium quality brand and improve profitability of its retail and outlet stores, catalogs and website operations; disruptions in the supply of inventory as a result of concerns about the Company’s continued operation; risks associated with legal and regulatory matters; increased levels of merchandise returns or gift card use not estimated by management; disruption in back-end operations; and the other risks identified in our periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended, including the Company’s Annual Report on Form 10-K for the period ended January 3, 2009 and quarterly report on Form 10-Q for the period ended April 4, 2009. The information contained in this release is as of June 17, 2009, and except as required by law, the Company undertakes no obligation to update any of these forward-looking statements.

Eddie Bauer Contacts:	CCMP Capital Contact:
Media:	Allison Cole
Kekst and Company	(212) 600-9657
Wendi Kopsick or Diana Postemsky	allison.cole@ccmpcapital.com
(212) 521-4867/4805

Investors:
Eddie Bauer Holdings, Inc.
Marv Toland, Chief Financial Officer
(425) 755-6310

Statement of Neil Fiske, President and CEO, Eddie Bauer Holdings, Inc.

June 17, 2009

The story of Eddie Bauer today can be summarized in one phrase: good company, great brand, bad balance sheet.

We are in the process of turning around this classic iconic American brand and have demonstrated tangible progress. In the recession year of 2008, we generated $52.7 million in EBITDA excluding non-recurring and non-operational items – $10.8 million higher than the year before. Our comparable store sales outpaced most of the specialty retail sector and our competitors by a substantial margin. We took $48 million out of the operating cost structure of the business last year, with another $15 million coming out in 2009. We generated cash, with $60 million of cash on our balance sheet at the end of the year and a $15 million excess cash flow prepayment made to the Term Loan holders in April 2009. Thus far, we have delivered on what we said we would do.

Unfortunately, a crushing debt burden left from the Spiegel bankruptcy combined with the severe, prolonged recession have left us with no choice but to look for ways to restructure the company’s balance sheet. We have made every effort possible to do this out of court, but have been unsuccessful in getting the various and diverse parties in our capital structure to agree to either a process or a plan. Rumors, speculation, and misinformation have put additional pressure on the company and made it necessary for us to take decisive action.

We are already fixing this business. We are restoring a great American brand. We have made progress and know what remains to be done. But we need some help.

I came to Eddie Bauer in July of 2007 after running the successful turnaround of Bath and Body Works for four years. Having spent the better part of a 20 year career working on building consumer and retail brands, I was attracted by the enormous potential that could be realized by bringing Eddie Bauer back to its roots. I used to be a customer. I used to love the brand. In fact, I bought one of the first Eddie Bauer Ford Explorers. But like many, I drifted away over the years as the company went through a number of leadership changes and confusing diversions from the core Eddie Bauer brand equity. As I contemplated the move to the company, I was deeply impressed and swayed by a book that was given to me: The Legend of Eddie Bauer.

Heritage brands always have comeback potential – and few have a heritage as rich and compelling as Eddie Bauer’s. There is no other brand that embodies both the spirit of the American Sportsman and the spirit of the American Explorer/Adventurer. The values and the aspirations personified therein are as timeless as they are universal. Eddie built product around the things that he loved to do outdoors, often in collaboration with experts in the field. He invented and later patented the first quilted down jacket in America after almost freezing to death on a winter fishing trip. He outfitted U.S. Army Air Corps pilots in World War II with the famous B-9 down parka and A-8 flight pants. He developed outerwear and gear for the major triumphs in the golden age of American Mountaineering. He became a champion breeder of black labs, always his faithful companion in the field.

But our heritage isn’t just interesting lore. It’s the guide for everything we do, a wellspring of inspiration for new products, innovation, and commercial ideas. We have, for example, launched First Ascent, our new premium outerwear and gear line built in partnership with some of the best mountaineers in the world. First Ascent brings back our heritage as America’s premier expedition outfitter and the many renowned First Ascents accomplished with the help of Eddie Bauer gear. Jim Whittaker, the first American to summit Mt Everest, expressed the standard against which we are rebuilding this brand: “Without exception, every article of down equipment we used carried the Bauer label … and it was superb.”

First Ascent is now the official product line of Rainier Mountaineering (RMI), America’s largest and most respected mountain guide service. More than 60 RMI guides around the world live in our gear. Their safety and security, and that of their clients, depends on our gear. Our “dream team” of mountaineers tested the First Ascent product line at every stage of its development on mountains like Rainier, McKinley, Cotopaxi (Ecuador), and Aconcagua (Argentina) – culminating in Eddie Bauer’s return to the Everest Summit this May. It’s what Eddie would have done if he was still running the company.

First Ascent has been enthusiastically received and strong early selling is ahead of expectations. It will roll out to 180 stores this fall, merchandised in a First Ascent “shop” within the store featuring a 65 inch plasma TV playing highlights of our expeditions. It will re-establish our credibility in the outerwear category while adding excitement and emotion to the store experience. A few minutes of our video dispatches from Everest will bring this to life.

•	http://blog.firstascent.com/summit/

Also coming this fall is our heritage collection, built in the tradition of Eddie Bauer field and stream. By October, consumers will see a revitalized Eddie Bauer store with field and stream inspired merchandise in the front of the store, expedition inspired product in the back. The “old” Eddie Bauer will be back, but with fresh, innovative, exciting new product and marketing. Taking an old idea and making it new again – it’s a formula that works over and over in retail brands.

We are confident in this direction. Everything we have done in the past two years that goes back to our heritage has worked. We have validated our strategy with early wins. Now, we are prepared and ready for a powerful set of launches that we believe will cut through the clutter and put Eddie Bauer back on the map of exciting brands.

Nobody thought this turnaround was going to be easy. We’ve been working on our five part turnaround agenda for nearly two years. And we have results to show for it. We weathered the recession better than many because we got ahead of it. At the same time, we kept pushing forward with “offense,” new products and new ideas that will generate sales growth and elevate the brand. Without a heavy debt burden, we will be successful.

To us, this is more than a company. It’s a mission. There is a level of passion and dedication at Eddie Bauer that I have seldom seen in companies. We bleed Eddie Bauer green. Our 8,600 employees take pride in what we have accomplished so far, but know that much remains to be done. Most importantly, we know we can do it if given a fair chance and a better balance sheet.

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